EXHIBIT 21

              SUBSIDIARIES OF VALLEY RIDGE FINANCIAL CORP.


The following lists the subsidiaries of the Registrant and the state or jurisdiction of incorporation.

          NAME OF SUBSIDIARY                      INCORPORATED

          Valley Ridge Bank                       Michigan

          Valley Ridge Investments, Inc.          Michigan